Execution Version

 Exhibit 4.1

AMENDMENT #1 TO THE
CREDIT AGREEMENT

THIS AMENDMENT #1 (this “Amendment”) TO THE CREDIT AGREEMENT dated as of September 8, 2010 (as more fully defined below, the “Agreement”) is entered into as of September 11, 2012, among FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions party to the Agreement, as Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH, as issuing bank (in such capacity, together with its successors and assigns, the “Issuing Bank”) and as administrative agent (in such capacity, the “Administrative Agent”).

R E C I T A L S

A.           The Borrower entered into the Credit Agreement, dated as of September 8, 2010, with the Lenders party thereto, the Issuing Bank and the Administrative Agent, providing for a letter of credit facility for the Borrower, (the “Agreement”).

B.           The parties to the Agreement desire to extend the term of the Agreement, in accordance with and subject to the terms and conditions of this Amendment.

In consideration of the foregoing and the mutual covenants contained herein, the Borrower, the Issuing Bank, the Lenders and the Administrative Agent acknowledge and agree as follows:

1.           Amendments.

Effective as of the date hereof, the following amendments shall be made to the Agreement:

(a) Section 1.01 of the Agreement is hereby amended by adding the following definition following “Aggregate Maximum LOC Issuance Amount”:

“Agreement” means this Agreement, as amended by Amendment #1 to the Credit Agreement dated September 11, 2012 and as such Agreement from time to time may be amended, supplemented or otherwise modified in accordance with the terms hereof.

(b) Section 1.01 of the Agreement is hereby amended by deleting the definitions “Extended Maturity Date” and “Reduced Aggregate Maximum LOC Issuance Amount” in their entirety and replacing them with the following, respectively:

“Extended Maturity Date” means September 20, 2013.”

“Reduced Aggregate Maximum LOC Issuance Amount” has the meaning set forth in Section 2.02(b).”

(c)  Section 1.01 of the Agreement is hereby amended by changing the reference in the definition of “Applicable Aggregate Maximum LOC Issuance Amount” from “Section 2.20(a)” to “Section 2.02(a)”.

 (d) Section 2.01(a)(iii)(4) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(4) subject at all times to compliance with clause (ii) above, expire no later than the earlier of (i) the fifth (5th) Business Day prior to the date as of which the LOC Exposure, would exceed, but for such expiration, the Applicable Aggregate Maximum LOC Issuance Amount,  and (ii) the fifth (5th) Business Day prior to the Extended Maturity Date, and”.

(e) Section 2.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 2.02   Extension of Maturity Date.

(a)	The Maturity Date shall be extended from the September 20, 2012 to the Extended Maturity Date.

(b)
Following the Initial Maturity Date, the Aggregate Maximum LOC Issuance Amount and the Commitments, automatically and without further action on the part of the Borrower, the Issuing Bank, the Administrative Agent or any Lender shall be reduced to (i) for the period from (and including) the Initial Maturity Date to (but excluding) September 20, 2012, $100,000,000, (ii) for the period from (and including) September 20, 2012 to (but excluding) March 20, 2013, $40,000,000 and (iii) for the period from (and including) March 20, 2013 to the Extended Maturity Date, $20,000,000 (in each case, the “Reduced Aggregate Maximum LOC Issuance Amount”).

(c)	Unless previously terminated, the Commitments shall terminate at 5:00 p.m. (New York time) on the Extended Maturity Date.”

 (f) Section 2.05 of the Agreement is hereby amended by replacing the reference to “3.375%” in the definition of “Facility Fee” therein with 3.00% with respect to each period from and including September 20, 2012 to but excluding the Extended Maturity Date.

(g) Section 9.04(b)(iv) of the Agreement is hereby amended by replacing the phrase “paragraph (b)(i)(B)” with the phrase “paragraph (b)(ii)”.

2.           Representations.   As a material inducement to the Issuing Bank, the Lenders and the Administrative Agent to execute and deliver this Amendment, the Borrower represents and warrants to the Issuing Bank, the Lenders and the Administrative Agent as of the date hereof that:

 (a) the representations and warranties of the Borrower as set forth in Section 4.02 of the Agreement and in the other Loan Documents are true and correct in all material respects as if made as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are represented to be true and correct as of such earlier date);

(b) it has all requisite corporate authority and power to execute, deliver, and perform its obligations under this Amendment, which execution, delivery, and performance (i) have been duly authorized by all necessary corporate action, (ii) do not require any Governmental Approvals, other than those that have been obtained or made and are in full force and effect and (iii) do not violate or create a default under (A) any applicable law, rule or regulation, (B) its constituent documents or (C) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (A) or (C)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Amendment, the Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Issuing Bank, the Administrative Agent or any Lender under or in connection with this Amendment or the Agreement;

(c) this Amendment has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing) and

(d) there is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental body, agency or official which (i) challenges the validity of this Amendment, the Agreement or any other Loan Document or (ii) may reasonably expected to have a material adverse effect on the ability of the Borrower to perform any of its obligations under this Amendment, the Agreement or any other Loan Documents or on the rights of or benefits available to the Issuing Bank, the Administrative Agent or any Lender under this Amendment, the Agreement or any other Loan Document.

3.           Conditions Precedent to Effectiveness of Amendment.  This Amendment shall not become effective unless and until the Administrative Agent shall have received (a) a counterpart of this Amendment signed on behalf of such party, (b) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the effective date of this Amendment) of corporate counsel to the Borrower, substantially in the form of Exhibit B to the Agreement,  (c) a certificate in form and substance reasonably satisfactory to it signed by a Financial Officer of the Borrower and dated as of the effective date of this Amendment, confirming that as of the effective date of this Amendment (i) the representations and warranties of the Borrower set forth in this Amendment are true and correct in all material respects and (ii) no Default shall have occurred and be continuing and (d) the Administrative Agent, the Issuing Bank and each Lender shall have received payment in full of all fees and other amounts due and payable pursuant to Section 2.05 of the Agreement.

4.           Miscellaneous.  Unless stated otherwise herein, (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions shall not be construed in interpreting provisions of this Amendment, (c) if any part of this Amendment is for any reason found to be unenforceable and the rights and obligations of the parties hereunder will not be materially and adversely affected thereby, all other portions of it shall nevertheless remain enforceable, (d) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts shall be construed together to constitute the same document, (e) delivery of an executed counterpart of a signature page to this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment, (f) this Amendment and the Agreement, as amended by this Amendment, constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof, and (g) except as amended by this Amendment, the Agreement is unchanged.  Unless otherwise indicated herein, all capitalized terms used herein and not defined herein shall have the meaning set forth in the Agreement and all Section, Schedule and Exhibit references herein are to sections, schedules and exhibits in the Agreement.

5.           Governing Law; Wavier of Jury Trial.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

6.           Parties.  This Amendment binds and inures to the benefit of the Borrower, the Issuing Bank, the Lenders and the Administrative Agent and their respective successors and assigns to the extent such successors and assigns are permitted pursuant to Section 9.04 or, with respect to the Administrative Agent, Section 8.01.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

FRONTIER COMMUNICATIONS CORPORATION, as the Borrower

By:   /s/ Donald R. Shassian
         Name:  Donald R. Shassian
         Title:    Executive Vice President and Chief Financial Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Issuing Bank and Administrative Agent

By:      /s/ Elliott Horner
Name:  Elliott Horner
            Title:    Managing Director

By:      /s/ Suzanne Greenberg
Name:  Suzanne Greenberg
            Title:    Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:      /s/ Elliott Horner
Name:  Elliott Horner
            Title:    Managing Director

By:      /s/ Suzanne Greenberg
Name:  Suzanne Greenberg
            Title:    Managing Director